UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2006

_________________

IRWIN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1909

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 24, 2006, Irwin Mortgage Corporation, an indirect subsidiary of Irwin Financial Corporation (the "Corporation"), entered into an agreement with Robert H. Griffith, President, Chief Executive Officer and a Director of Irwin Mortgage and an executive officer of the Corporation. The agreement is a result of the Corporation's decision to consider strategic alternatives for its conventional first mortgage business, of which Mr. Griffith is the head. The agreement with Mr. Griffith and related packages offered to other Irwin Mortgage senior managers are part of a broad retention program for all affected employees. The Corporation believes the amounts represented in the agreements are consistent with market practice for similar positions under such circumstances. The Corporation's decision with respect to this business is described further in Item 8.01 below.

Mr. Griffith's agreement substantially provides that he will use his best efforts in any transaction involving Irwin Mortgage in connection with strategic alternatives that the Corporation is considering, including a possible sale; that he will furnish a standard release of claims against Irwin Mortgage and related Irwin companies and, as a further condition to receipt of the benefits described below, that he execute a release of claims that may have arisen between the date of his agreement with Irwin Mortgage and the date of his departure; that the date of his departure from Irwin Mortgage, as specified by Irwin Mortgage, will be the earlier of the date his job duties with Irwin Mortgage end or September 30, 2006; and that he will provide, for a period of 90 days after his separation from Irwin Mortgage, timely and satisfactory assistance within a mutually agreed upon time frame regarding the transition of business matters within his areas of responsibility. Mr. Griffith has also agreed to certain restrictions against soliciting employees of the Corporation and its affiliates.

In consideration for the above, but subject to the conditions that his employment with Irwin Mortgage is not terminated for cause prior to the separation date and that he does not resign from Irwin Mortgage prior to that date, Mr. Griffith will receive: a payment of approximately $944,000, which is equal to two years of his current annual salary and two times his 2005 target bonus under the Irwin Mortgage Corporation Short Term Incentive Plan and the target opportunity designated for 2005 in that plan. These amounts are payable in equal installments on regular payroll dates over the period that is the shorter of (1) six months following the date of his separation from Irwin Mortgage, or (2) the period between the separation date and March 14, 2007.

In addition, the separation package confirms Mr. Griffith's right to receive amounts that were previously earned under certain benefit plans and that would otherwise have been payable in the absence of this agreement, including: a payment of approximately $209,000 pursuant to the Irwin Mortgage Corporation Long Term Incentive Compensation Plan, representing the 25% portion of awards for the 2003-2005 plan cycle previously earned and scheduled to vest in January 2007; a payment in connection with Mr. Griffith's participation in the Irwin Mortgage Corporation Deferred Benefit Equalization Plan equal to the accrued balance, as of December 31, 2005, of approximately $163,000, plus interest from that date through the separation date; and a payment in respect of past deferred incentive compensation in an aggregate amount, as of December 31, 2005, of approximately $169,000, plus interest on the balance from that date to the separation date.

In addition, if Mr. Griffith timely applies and is eligible for COBRA, he will be reimbursed for COBRA premium payments he makes to maintain medical benefits for a period of two years after the separation date (the first 18 months of which will be under Irwin Mortgage's plan, and the last 6 months of which will be under any substantially equivalent individual benefit plan that he obtains). Continued coverage under COBRA is contingent on his not obtaining other employment with another employer that provides such coverage. Mr. Griffith will also be provided with outplacement assistance for a period of no more than 12 months in a program that Irwin Mortgage shall select in its sole discretion.

Irwin Mortgage will not be obligated to provide the severance described above (other than those components representing accrued or deferred benefits to which Mr. Griffith would otherwise be entitled in the absence of this agreement) if Mr. Griffith accepts employment in a comparable position with another Irwin company or with an acquirer, in each case within 90 days after a closing date or other separation date if a transaction is not involved. The presence or absence of this agreement with Mr. Griffith does not affect his rights under existing stock and benefit plans, subject to restrictions of Section 409A of the Internal Revenue Code and applicable regulations, and any amendments to those plans adopted to comply with Section 409A.

ITEM 8.01. OTHER EVENTS.

On January 25, 2006, Irwin Financial Corporation (the "Corporation") announced that it is considering strategic alternatives for its conventional first mortgage business, including the potential sale of Irwin Mortgage Corporation, an indirect subsidiary of the Corporation engaged primarily in originating, servicing and selling conventional first mortgage loans. The Corporation reached its decision in response to changes in the conforming first mortgage environment that have made Irwin Mortgage less of a fit with the Corporation's overall strategy, as described further in the press release filed with this report as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Exhibit No.	Description
99.1	Press Release of Irwin Financial Corporation issued January 25, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: January 25, 2006	By: /s/ Gregory F. Ehlinger __________________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 25, 2006